Exhibit 4.1

BOREAL WATER COLLECTION, INC.

(a Nevada Corporation)

ACTION OF SHAREHOLDERS WITHOUT A MEETING

BY WRITTEN CONSENT

January 22, 2015

(one page)

The undersigned, constituting a voting majority of the common stock shareholders of Boreal Water Collection, Inc., a Nevada Corporation (“Company”), take the following action effective this 22nd day of January, 2015:

Re-elect Francine Lavoie as the sole member of the Board of Directors

WHEREAS: The Shareholders have the responsibility to elect members of the Board of Directors; and

WHEREAS: The Shareholders desire to re-elect Francine Lavoie as the Company’s sole member of the Board of Directors; now, therefore, be it

RESOLVED: The Shareholders hereby vote to elect Francine Lavoie to serve as the sole member of the Company’s Board of Directors until such time as we vote on the matter again in accordance with Nevada law. We acknowledge and accept the conflict of interest in Mrs. Lavoie voting as a shareholder in electing herself as our sole Board member, as well as Mr. Umecki voting to elect his spouse, Mrs. Lavoie, as our sole Board member.

DATED: January 22, 2015. The undersigned hereby waive notice to and agree with the action authorized as aforesaid.

/s/ Francine Lavoie	/s/ Krzysztof Umecki
Francine Lavoie	Krzysztof Umecki
Number of Common Shares owned: 407,032,305	Number of Common Shares owned: 2,000,000

% of outstanding common shares owned: 74%	% of outstanding common shares owned:
Less than 1%

/s/ Pete Wilke

Wilke, LLC; Pete Wilke Manager

Number of Common Shares owned: 1,538,462

% of outstanding common shares owned: less than 1%

/s/ Serge Radier

Serge Radier

Number of Common Shares owned: 2,000,000

% of outstanding common shares owned: less than 1%